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Exhibit No. 10.2.

QUESTAR CORPORATION

ANNUAL MANAGEMENT INCENTIVE PLAN

(As amended and restated effective February 11, 2003)

        Paragraph 1.    Name.    The name of this Plan is the Questar Corporation Annual Management Incentive Plan (the Plan).

        Paragraph 2.    Purpose.    The purpose of the Plan is to provide an incentive to officers and key employees of Questar Corporation (the Company) for the accomplishment of major organizational and individual objectives designed to further the efficiency, profitability, and growth of the Company.

        Paragraph 3.    Administration.    The Management Performance Committee (Committee) of the Board of Directors shall have full power and authority to interpret and administer the Plan. Such Committee shall consist of no less than three disinterested members of the Board of Directors.

        Paragraph 4.    Participation.    Within 60 days after the beginning of each year, the Committee shall nominate Participants from the officers and key employees for such year. The Committee shall also establish a target bonus for the year for each Participant expressed as a percentage of base salary or specified portion of base salary. Participants shall be notified of their selection and their target bonus as soon as practicable.

        Paragraph 5.    Determination of Performance Objectives.    Within 60 days after the beginning of each year, the Committee shall establish target, minimum, and maximum performance objectives for the Company and for its major operating subsidiaries and shall determine the manner in which the target bonus is allocated among the performance objectives. The Committee shall also recommend a dollar maximum for payments to Participants for any Plan year. The Board of Directors shall take action concerning the recommended dollar maximum within 60 days after the beginning of the Plan year. Participants shall be notified of the performance objectives as soon as practicable once such objectives have been established.

        Paragraph 6.    Determination and Distribution of Awards.    As soon as practicable, but in no event more than 90 days after the close of each year during which the Plan is in effect, the Committee shall compute incentive awards for eligible participants in such amounts as the members deem fair and equitable, giving consideration to the degree to which the Participant's performance has contributed to the performance of the Company and its affiliated companies and using the target bonuses and performance objectives previously specified. Aggregate awards calculated under the Plan shall not exceed the maximum limits approved by the Board of Directors for the year involved. To be eligible to receive a payment, the Participant must be actively employed by the Company or an affiliate as of the date of distribution except as provided in Paragraph 8 and must not have been placed on probation during such year.

        Amounts shall be paid (less appropriate withholding taxes and FICA deductions) according to the following schedule for Plan years beginning with 2001:

Award Distribution Schedule

Percent of Award	Date
67%	As soon as possible after initial award is determined
33	One year after initial award is determined

100%

        Paragraph 7.    Restricted Stock in Lieu of Cash.    For 1992 and subsequent years, participants who have a target bonus of $10,000 or higher shall be paid all deferred portions of such bonus with restricted shares of the Company's common stock under the Company's Long-term Stock Incentive Plan. Such stock shall be granted to the participant when the initial award is determined, but shall vest free of restrictions according to the schedule specified above in Paragraph 6.

        Paragraph 8.    Termination of Employment.

        (a)  In the event a Participant ceases to be an employee during a year by reason of death, disability, approved retirement, an award, or a reduction in force, if any, determined in accordance with Paragraph 6 for the year of such event, shall be reduced to reflect partial participation by multiplying the award by a fraction equal to the months of participation during the applicable year through the date of termination rounded up to whole months divided by 12.

        For the purpose of this Plan, approved retirement shall mean any termination of service on or after age 55 with 10 years of service. For the purpose of this Plan, disability shall mean any termination of service that results in payments under the Company's long-term disability plan. A reduction in force, for the purpose of this Plan, shall mean any involuntary termination of employment due to the Company's economic condition, sale of assets, shift in focus, or other reasons independent of the Participant's performance.

        The entire amount of any award that is determined after the death of a Participant shall be paid in accordance with the terms of Paragraph 11.

        In the event of termination of employment due to disability, approved retirement, or a reduction in force, a Participant shall be paid the undistributed portion of any prior awards in his final paycheck or in accordance with the terms of elections to voluntarily defer receipt of awards earned prior to February 12, 1991, or deferred under the terms of the Company's Deferred Compensation Plan. In the event of termination due to disability, approved retirement, or a reduction in force, any shares of common stock previously credited to a Participant shall be distributed free of restrictions during the last month of employment. The current market value (defined as the closing price for the stock on the New York Stock Exchange on the date in question) of such shares shall be included in the Participant's final paycheck. Such Participant shall be paid the full amount of any award (adjusted for partial participation) declared subsequent to the date of such termination within 30 days of the date of declaration. Any partial payments shall be made in cash.

        (b)  In the event a Participant ceases to be an employee during a year by reason of a change in control, he shall be entitled to receive all amounts deferred by him prior to February 12, 1991, and all undistributed portions for prior Plan years. He shall also be entitled to an award for the year of such event as if he had been an employee throughout such year. The entire amount of any award for such year shall be paid in a lump sum within 60 days after the end of the year in question. Such amounts shall be paid in cash.

        A Change in Control of the Company shall be deemed to have occurred if (i) any "Acquiring Person" (as such term is defined in the Rights Agreement dated as of February 13, 1996, between the Company and U. S. Bank, National Association ("Rights Agreement")) is or becomes the beneficial owner (as such term is used in Rule 13d-3 under the Securities Exchange Act of 1934) of securities of the Company representing 25 percent or more of the combined voting power of the Company; or (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of May 19, 1998, constitute the Company's Board of Directors ("Board") and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on May 19, 1998, or whose appointment, election or nomination for election was previously so approved or recommended; or (iii) the Company's stockholders approve a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60 percent of the combined voting power of the securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation, or a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25 percent or more of the combined voting power of the Company's then outstanding securities; or (iv) the Company's stockholders approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 60 percent of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale. A Change in Control, however, shall not be considered to have occurred until all conditions precedent to the transaction, including but not limited to, all required regulatory approvals have been obtained.

        Paragraph 9.    Interest on Previously Deferred Amounts.    Amounts voluntarily deferred prior to February 12, 1991, shall be credited with interest from the date the payment was first available in cash to the date of actual payment. Such interest shall be calculated at a monthly rate using the typical rates paid by major banks on new issues of negotiable Certificates of Deposit in the amounts of $1,000,000 or more for one year as quoted in The Wall Street Journal on the Thursday closest to the end of the month or other published source of rates as identified by Questar Corporation's Treasury department.

        Paragraph 10.    Coordination with Deferred Compensation Plan.    Some Participants are entitled to defer the receipt of their cash bonuses under the terms of the Company's Deferred Compensation Plan, which became effective November 1, 1993. Any cash bonuses deferred pursuant to the Deferred Compensation Plan shall be accounted for and distributed according to the terms of such plan and the choices made by the Participant.

        Paragraph 11.    Death and Beneficiary Designation.    In the event of the death of a Participant, any undistributed portions of prior awards shall become payable. Amounts previously deferred by the Participant, together with credited interest to the date of death, shall also become payable. Each Participant shall designate a beneficiary to receive any amounts that become payable after death under this Paragraph or Paragraph 8. In the event that no valid beneficiary designation exists at death, all amounts due shall be paid as a lump sum to the estate of the Participant. Any shares of restricted stock previously credited to the Participant shall be distributed to the Participant's beneficiary or, in the absence of a valid beneficiary designation, to the Participant's estate, at the same time any cash is paid.

        Paragraph 12.    Amendment of Plan.    The Company's Board of Directors, at any time, may amend, modify, suspend, or terminate the Plan, but such action shall not affect the awards and the payment of such awards for any prior years. The Company's Board of Directors cannot terminate the Plan in any year in which a change of control has occurred without the written consent of the Participants. The Plan shall be deemed suspended for any year for which the Board of Directors has not fixed a maximum dollar amount available for awards.

        Paragraph 13.    Nonassignability.    No right or interest of any Participant under this Plan shall be assignable or transferable in whole or in part, either directly or by operation of law or otherwise, including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy, or in any other manner, and no right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant. Any assignment, transfer, or other act in violation of this provision shall be void.

        Paragraph 14.    Special Limitation.    The Company's shareholders have not been asked to approve the Plan. Consequently, awards payable under the Plan do not constitute performance based compensation under Section 162(m) of the Internal Revenue Code of 1986 as amended. Any portion of an award otherwise payable under this Plan to a Participant who is listed in the compensation table of the Company's proxy statement will be deferred to the extent that the Company cannot take a tax deduction for it. The deferred payment will be made as soon as the Company can take a deduction for it.

        Paragraph 15.    Effective Date of the Plan.    The Plan shall be effective with respect to the fiscal year beginning January 1, 1984, and shall remain in effect until it is suspended or terminated as provided by Paragraph 12.

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  Exhibit No. 10.2.
QUESTAR CORPORATION ANNUAL MANAGEMENT INCENTIVE PLAN (As amended and restated effective February 11, 2003)